Exhibit 3.1

GreenHaven Coal Fund

Second Amended and Restated Trust Agreement

GreenHaven Coal Services, LLC,

as Sponsor,

and

Christiana Trust, a division of Wilmington Savings Fund Society, FSB,

as Trustee

Dated as of January 6, 2015

GreenHaven Coal Fund
Second Amended and Restated Trust Agreement

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GREENHAVEN COAL FUND

SECOND AMENDED AND RESTATED TRUST AGREEMENT

THIS SECOND AMENDED AND RESTATED TRUST AGREEMENT is made and entered into as of January 6, 2015, by and between GreenHaven Coal Services, LLC, a Georgia limited liability company, and Christiana Trust, a division of Wilmington Savings Fund Society, FSB, a federally chartered savings institution, for the purpose of continuing a Delaware statutory trust in accordance with the provisions hereinafter set forth.

RECITALS

WHEREAS, the Sponsor and the Trustee have heretofore created the Trust by entering into that certain Trust Agreement of GreenHaven Coal Index Fund dated as of June 18, 2012 (the “Original Trust Agreement”), and by the Trustee’s executing and filing that certain Certificate of Trust of GreenHaven Coal Index Fund (as amended or restated from time to time, the “Certificate of Trust”) with the Secretary of State of the State of Delaware on June 18, 2012, pursuant to Section 3810 of the Delaware Trust Statute;

WHEREAS, the Sponsor and the Trustee have heretofore amended and restated the Original Trust Agreement by that certain Amended and Restated Trust Agreement dated as of August 22, 2012 (the “First Amended Trust Agreement”);

WHEREAS, the Sponsor and the Trustee desire to amend and restate the First Amended Trust Agreement in its entirety, to change the name of the Trust from “GreenHaven Coal Index Fund” to “GreenHaven Coal Fund,” and to provide for the matters set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 10.16 of the First Amended Trust Agreement, the Trustee and the Sponsor hereby amend and restate the First Amended Trust Agreement in its entirety and agree as follows:

ARTICLE I. DEFINITIONS; THE TRUST

Section 1.01     Definitions. As used in this Trust Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Administrator” means any Person from time to time engaged to provide administrative services to the Trust pursuant to authority delegated by the Sponsor.

“Affiliate” of a Person means (i) any Person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of such Person, (ii) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Authorized Participant” means a Person that is (1) a registered broker-dealer or other securities market participant, such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions, (2) a DTC Participant, and (3) has entered into an Authorized Participant Agreement which, at the relevant time, is in full force and effect. Only Authorized Participants may place orders to create or redeem one or more Baskets.

“Authorized Participant Agreement” means an agreement among the Trust, the Sponsor and an Authorized Participant, in such form as determined by the Sponsor, in its sole discretion.

“Basket” means a Creation Basket or a Redemption Basket, as the context may require.

“Beneficial Owner” shall have the meaning assigned to such term in Section 3.03(d).

“Business Day” means any day (other than a Saturday or Sunday) on which the Exchange is open for regular trading.

“Capital Contribution” means the amounts of cash or other consideration contributed to the Trust by any Person.

“Certain K-1 Unitholders” shall have the meaning assigned to such term in Section 3.02(d).

“Certificate of Trust” shall have the meaning assigned to such term in the Recitals.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Conflicting Provisions” shall have the meaning assigned to such term in Section 10.05(a).

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19899.

“Covered Person” means the Trustee, the Sponsor and their respective Affiliates.

“Creation Basket” means the minimum number of Shares that may be created at any one time, which shall be 50,000 or such greater or lesser number as the Sponsor may determine from time to time.

“Creation Basket Capital Contribution” means a Capital Contribution made by an Authorized Participant when purchasing a Creation Unit.

“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time to time.

“Depository” means The Depository Trust Company, New York, New York, or such other depository of Shares as may be selected by the Sponsor as specified herein.

“Depository Agreement” means the Letter of Representations from the Sponsor to the Depository.

“DTC Participant” shall have the meaning assigned to such term in Section 3.03(c).

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“Exchange” means the NYSE Arca Exchange or, if the Shares shall cease to be listed on the NYSE Arca Exchange, the exchange on which the Shares are principally traded, as determined by the Sponsor.

“Expenses” shall have the meaning assigned to such term in Section 2.04.

“First Amended Trust Agreement” shall have the meaning assigned to such term in the Recitals.

“GAAP” means United States generally accepted accounting principles.

“Global Security” means the global certificate or certificates, in the form attached hereto as Exhibit A, issued to the Depository as provided in the Depository Agreement.

“Indirect Participant” shall have the meaning assigned to such term in Section 3.03(c).

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Net Asset Value” at any time means the total assets of the Trust including, but not limited to, all financial instruments, cash and cash equivalents, securities or other property, less total liabilities of the Trust, determined on the basis of GAAP, consistently applied under the accrual method of accounting.

“Net Asset Value Per Basket” means the product obtained by multiplying the Net Asset Value Per Share by the number of Shares comprising a Basket at such time.

“Net Asset Value Per Share” means the quotient obtained by dividing the Net Asset Value by the number of Shares outstanding as of the date of calculation.

“Original Trust Agreement” shall have the meaning assigned to such term in the Recitals.

“Outstanding Shares” means all Shares that are issued by the Trust and reflected as outstanding on the Trust’s books and records as of the date of determination.

“Percentage Interest” means, as of any date of determination, the amount obtained by dividing (a) the number of Shares held, by (b) the total number of all Outstanding Shares.

“Person” means any natural person, partnership, limited liability company, trust (including a statutory trust), corporation, association or other entity.

“Profits and Losses” means the profits and losses of the Trust, each as determined in accordance with GAAP, consistently applied.

“Prospectus” means the final prospectus and disclosure document of the Trust, constituting a part of a Registration Statement, as filed with the SEC and declared effective thereby, as the same may at any time and from time to time be amended or supplemented.

“Purchase Order” shall have the meaning assigned to such term in Section 3.02(b).

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“Redemption Basket” means the minimum number of Shares that may be redeemed pursuant to Section 9.01, which shall be the number of Shares constituting a Creation Basket on the relevant Redemption Order Date.

“Redemption Distribution” shall have the meaning assigned to such term in Section 9.01(c).

“Redemption Order” shall have the meaning assigned to such term in Section 9.01(a).

“Redemption Order Date” shall have the meaning assigned to such term in Section 9.01(b).

“Redemption Settlement Time” shall have the meaning assigned to such term in Section 9.01(d).

“Registration Statement” means an effective registration statement, as it may be amended or supplemented from time to time, filed with the SEC pursuant to which the Trust registered the offer and sale of the Shares.

“SEC” means the United States Securities and Exchange Commission.

“Shareholders” means the registered holders of Shares.

“Shares” means the whole and/or fractional common units of undivided beneficial interest in the Trust.

“Sponsor” means GreenHaven Coal Services, LLC, or any substitute therefore as provided herein, or any successor thereto by merger or operation of law.

“Sponsor Agreement” means an agreement between the Trust and the Sponsor setting forth, among other things, the Sponsor’s compensation, as it may be amended or supplemented from time to time.

“Sponsor Indemnified Party” shall have the meaning assigned to such term in Section 4.10(a).

“Tax Agent” shall have the meaning assigned to such term in Section 3.02(d).

“Transaction Fee” shall have the meaning assigned to such term in Section 3.02(d).

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust” means GreenHaven Coal Fund, the Delaware statutory trust formerly known as GreenHaven Coal Index Fund and formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.

“Trust Agreement” means this Second Amended and Restated Trust Agreement as the same may at any time or from time to time be amended.

“Trust Estate” means all property and cash held by the Trust, and all proceeds therefrom.

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“Trustee” means Christiana Trust, a division of Wilmington Savings Fund Society, FSB, a federally chartered savings institution, or any successor thereto as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

“Trustee Indemnified Parties” shall have the meaning assigned to such term in Section 2.04.

Section 1.02     Name. The name of the Trust is hereby changed from “GreenHaven Coal Index Fund” to “GreenHaven Coal Fund,” in which name the Sponsor may engage in the business of the Trust, make and execute contracts and other instruments on behalf of the Trust and sue and be sued on behalf of the Trust.

Section 1.03     Delaware Trustee; Business Offices.

(a)          The initial sole Trustee of the Trust is Christiana Trust, a division of Wilmington Savings Fund Society, FSB. The Trustee shall receive service of process on the Trust in the State of Delaware at the Corporate Trust Office. In the event Christiana Trust, a division of Wilmington Savings Fund Society, FSB, resigns or is removed as the Trustee, a successor trustee of the Trust in the State of Delaware shall serve as the Trustee in accordance with the terms hereof.

(b)          The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time. Initially, the principal office of the Trust shall be at 3340 Peachtree Road, Suite 1910, Atlanta, Georgia 30326.

Section 1.04     Declaration of Trust. It is the intention of the parties hereto that the Trust shall continue as a statutory trust under the Delaware Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust except to the extent that the Trust is deemed to constitute a publicly traded partnership under the Code and applicable state and local tax laws. Nothing in this Trust Agreement shall be construed to make the Shareholders partners or members of a joint stock association. Neither the Sponsor nor the Trustee shall be liable to any person for the failure of the Trust to qualify as a publicly traded partnership under the Code or any comparable provision of the laws of any state or other jurisdiction where such treatment is sought. Effective as of the date hereof, the Trustee and the Sponsor shall have all of the rights, powers and duties set forth herein and in the Delaware Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the Certificate of Trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute; and the Sponsor hereby authorizes and directs the Trustee to execute and file a with the Secretary of State of the State of Delaware an amendment to the Certificate of Trust in the form attached to this Trust Agreement as Annex A.

Section 1.05     Purpose. The purpose of the Trust shall be to enter into any lawful transaction and engage in any business activity of a Delaware statutory trust permitted under the Delaware Trust Statute.

Section 1.06     Tax Treatment.

(a)          By accepting Shares or interests therein, the Shareholders and/or Beneficial Owners and, by entering into this Trust Agreement, the Sponsor, each (i) expresses its intention that the Shares will qualify under applicable tax law as interests in a publicly traded partnership (not taxable as an association) that holds the Trust Estate for their benefit, (ii) agrees that it will file its own U.S. federal, state and local income, franchise and other tax returns in a manner that is consistent with the treatment of the Trust as a publicly traded partnership in which each of the Shareholders thereof is a partner, and (iii) agrees to use reasonable efforts to notify the Sponsor promptly upon receipt of any notice from any taxing authority having jurisdiction over such holders of Shares with respect to the treatment of the Shares as anything other than interests in a publicly traded partnership.

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(b)          The Tax Matters Partner (as defined in Section 6231 of the Code and any corresponding state and local tax law) initially shall be the Sponsor. The Sponsor, at the expense of the Trust, shall prepare or cause to be prepared and filed tax returns for the Trust (but not the Shareholders) as a partnership for U.S. federal, state and local tax purposes and shall be authorized to perform all duties imposed by Section 6221 et seq. of the Code, including, without limitation: (i) the power to conduct all audits and other administrative proceedings with respect to tax items; (ii) the power to extend the statute of limitations for all Shareholders with respect to tax items; (iii) the power to file a petition with an appropriate U.S. federal court for review of a final administrative adjustment; and (iv) the power to enter into a settlement with the IRS on behalf of, and binding upon, the Shareholders. The designation made by each Shareholder in this Section 1.06(b), either directly or indirectly as a holder of Shares, is hereby approved by each Shareholder as an express condition to becoming a Shareholder. Each Shareholder agrees to take any further action as may be required by regulation or otherwise to effectuate such designation. Subject to Section 4.10, the Trust hereby indemnifies, to the full extent permitted by law, the Sponsor from and against any damages or losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out its responsibilities as Tax Matters Partner; provided, that such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

(c)          Each Shareholder shall furnish the Sponsor with information necessary to enable the Sponsor to comply with U.S. federal income tax information reporting requirements in respect of such Shareholder’s Shares.

(d)          The Trust shall make the election under Code Section 754 in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Sponsor’s determination that such revocation is in the best interests of the Shareholders. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Code Section 743(b), the Tax Matters Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Share will be deemed to be the weighted average closing price of the Shares on any Exchange on which such Shares are traded during the calendar month in which such transfer is deemed to occur.

(e)          Except as otherwise provided herein, the Tax Matters Partner shall determine whether the Trust should make any other elections permitted by the Code.

(f)           The Beneficial Owners who are of a type, as identified by the nominee through whom their Shares are held, that do not ordinarily have U.S. federal tax return filing requirements (collectively, “Certain K-1 Unitholders”) have designated the Sponsor as their tax agent (the “Tax Agent”) in dealing with the Trust. In light of such designation and pursuant to Treasury Regulation section 1.6301(b)-1T(c), as amended from time to time, the Trust will provide to the Tax Agent Certain K-1 Unitholders statements (as such term is defined under Treasury Regulation section 1.6031(b)-1T(a)(3), as amended from time to time. For all other Beneficial Owners who are not Certain K-1 Unitholders the Tax Matters Partner shall deliver or cause to be delivered to each Shareholder, or the broker or nominee through which a Beneficial Owner owns its Shares, a Form K-1 and such other information, if any, with respect to the Trust as may be necessary for the preparation of the U.S. federal income tax or information returns of such Beneficial Owner including a statement showing each Beneficial Owner’s share of income, gain, loss, expense, deductions and credits for such fiscal year for U.S. federal income tax purposes as soon as practicable following each fiscal year but generally not later than March 15.

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(g)          Notwithstanding any other provision of this Trust Agreement, the Tax Matters Partner is authorized to take any action that may be required to cause the Trust to comply with any withholding requirements established under the Code or any other U.S. federal, state, local or foreign law including pursuant to Code Sections 1441, 1442, 1445, 1446 and 1471 through 1474. To the extent that the Trust is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Shareholder (including by reason of Code Section 1446), the Tax Matters Partner may treat the amount withheld as a distribution of cash pursuant to Section 3.06 or Section 6.01 or an expense in the amount of such withholding with regard to such Shareholder. To maintain the uniformity of the intrinsic tax characteristics of the Shares, the Tax Matters Partner is also authorized instead to allocate the amount withheld or paid, whether treated as a distribution, expense or otherwise, to all current Shareholders.

Section 1.07     Limited Liability of the Sponsor.

(a)          Notwithstanding any other provision of this Trust Agreement, the Sponsor shall not be considered, treated as or have the duties (at law or in equity) or the liabilities of, a general partner if the Trust were considered a partnership under Delaware law. All Shares held by the Sponsor shall have the same rights and limited liabilities created or imposed hereunder as those issued to Shareholders unaffiliated with the Sponsor. Notwithstanding anything in this Trust Agreement to the contrary, Persons having any claim against the Trust by reason of the transactions contemplated by this Trust Agreement and any other agreement, instrument, obligation or other undertaking to which the Trust is a party, shall look only to the Trust Estate for payment or satisfaction thereof. The ownership of Shares is not a condition for any Person to serve as the Sponsor.

(b)          Subject to Section 7.01 and Section 7.03, no Shareholder, including the Sponsor, shall have any personal liability for any liability or obligation of the Trust.

Section 1.08     Legal Title. Legal title to all of the Trust Estate shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the Trust Estate to be vested otherwise, the Sponsor may cause legal title to the Trust Estate or any portion thereof to be held by or in the name of the Sponsor or any other Person (other than a Shareholder or the Trustee) as nominee.

Section 1.09     Commencement of Business. The commencement of the Trust’s business and the sale of the Shares to the respective Authorized Participants pursuant to each Authorized Participant Agreement shall commence at such time as the Sponsor shall determine.

ARTICLE II. THE TRUSTEE

Section 2.01     Trustee Term; Resignation.

(a)          Christiana Trust, a division of Wilmington Savings Fund Society, FSB, has been appointed and hereby agrees to serve as the Trustee of the Trust solely for purposes of satisfying the requirements of Section 3807 of the Delaware Trust Statute. The Trust shall have only one trustee unless otherwise determined by the Sponsor. The Trustee shall serve until such time as the Sponsor removes the Trustee or the Trustee resigns and a successor Trustee is appointed by the Sponsor in accordance with the terms of Section 2.05.

(b)          The Trustee may resign at any time upon the giving of at least sixty (60) days’ advance written notice to the Trust; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Sponsor in accordance with Section 2.05. If the Sponsor shall not have notified the Trustee within such sixty (60) day period that it has appointed a successor Trustee, the Trustee may apply, at the expense of the Trust, to the Court of Chancery of the State of Delaware for the appointment of a successor Trustee.

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Section 2.02     Powers of the Trustee. Except as set forth in Section 1.03(a) and this Article II, the duty and authority to manage the business and affairs of the Trust is hereby vested exclusively in the Sponsor, which duty and authority the Sponsor may delegate as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Trust Statute. The Trustee shall not be entitled to exercise any of the powers of the Sponsor as described in this Trust Agreement. The Trustee shall have no responsibility or liability for the vesting of managerial authority as aforesaid, shall have no duty to supervise or monitor the Sponsor’s performance of its duties and responsibilities hereunder, and the Trustee shall not have any of the duties and responsibilities of the Sponsor described in this Trust Agreement. The Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Delaware Trust Statute. The Trustee shall have only the rights, obligations and liabilities specifically provided for herein and shall have no implied rights, duties, obligations and liabilities with respect to the business and affairs of the Trust or otherwise. The Trustee shall have the power and authority to execute and file certificates as required by the Delaware Trust Statute and to accept service of process on the Trust in the State of Delaware. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the acts referred to in the immediately preceding sentence. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Trust Statute.

Section 2.03     Compensation and Expenses of the Trustee. The Trustee shall be entitled to receive from the Sponsor or its Affiliate reasonable compensation for its services hereunder as set forth in a separate fee agreement, and shall be entitled to be reimbursed by the Sponsor or its Affiliate for reasonable out-of-pocket expenses incurred by the Trustee in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder, all as set forth in a separate fee agreement.

Section 2.04     Indemnification of the Trustee. The Sponsor agrees (and any additional Sponsor admitted pursuant to Section 4.02(g) will be deemed by reason of and concurrent with such admission to agree), whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Trustee and its successors, assigns, legal representatives, officers, directors, employees, agents and servants (each a “Trustee Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Trustee on or measured by any compensation received by the Trustee for its services hereunder or any indemnity payments received by the Trustee pursuant to this Section 2.04), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever (collectively, “Expenses”), which may be imposed on, incurred by or asserted against a Trustee Indemnified Party in any way relating to or arising out of the formation, existence, operation or termination of the Trust, the execution, delivery and performance of any other agreements to which the Trust is a party or the action or inaction of the Trustee hereunder or thereunder, except for Expenses resulting from the gross negligence or willful misconduct of a Trustee Indemnified Party. The indemnities contained in this Section 2.04 shall survive the termination of this Trust Agreement or the removal or resignation of the Trustee.

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Section 2.05     Successor Trustee. Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Trust Statute. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Sponsor, and any fees and expenses due to the outgoing Trustee are paid or waived by the outgoing Trustee. Following compliance with the preceding sentence, the successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement. Notwithstanding, the foregoing, any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall, subject to the requirement that any successor meet the requirements of Section 3807 of the Delaware Trust Statute, be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto or such successor Trustee.

Section 2.06     Liability of the Trustee. Except as otherwise provided in this Article II, in accepting the trust created hereby, the Trustee acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof. The Trustee shall not be liable or accountable hereunder to the Trust or to any other Person or under any other agreement to which the Trust is a party, except for the Trustee’s own gross negligence or willful misconduct. In particular, but not by way of limitation:

(a)          the Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement or for the form, character, genuineness, sufficiency, value or validity of any Trust Estate;

(b)          the Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Sponsor;

(c)          the Trustee shall not have any liability for the acts or omissions of the Sponsor or its delegatees;

(d)          the Trustee shall not be liable for its failure to supervise the performance of any obligations of the Sponsor or its delegatees or any Authorized Participant;

(e)          no provision of this Trust Agreement shall require the Trustee to act or expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that such action, repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(f)         under no circumstances shall the Trustee be liable for indebtedness evidenced by or other obligations of the Trust arising under this Trust Agreement or any other agreements to which the Trust is a party; and

(g)          the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement, or to institute, conduct or defend any litigation under this Trust Agreement or any other agreements to which the Trust is a party, at the request, order or direction of the Sponsor or any Shareholder unless the Sponsor or such Shareholder has offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that may be incurred by the Trustee (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby.

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Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent, approval, authorization or order of, or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence as of the date hereof other than the State of Delaware becoming payable by the Trustee, or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the transactions by the Trustee, as the case may be, contemplated hereby.

To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or to any other Person, the Trustee acting under this Trust Agreement shall not be liable to the Trust, the Shareholders or to any other Person for its good faith reliance on the provisions of this Trust Agreement. The provisions of this Trust Agreement, to the extent that they restrict the duties and liabilities of the Trustee otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Trustee.

Section 2.07     Payments to the Trustee. Any amounts paid to the Trustee pursuant to this Article II shall be deemed not to be a part of the Trust Estate immediately after such payment.

ARTICLE III. SHARES; CAPITAL CONTRIBUTIONS

Section 3.01     General.

(a)         The Sponsor shall have the power and authority, without Shareholder approval, to issue Shares from time to time as it deems necessary or desirable. The number of Shares authorized shall be unlimited, without par value, and the Shares so authorized may be represented in part by fractional Shares. From time to time, the Sponsor may divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests. The Sponsor may issue Shares for such consideration and on such terms as it may determine (or for no consideration if pursuant to a Share dividend or split-up), all without action or approval of the Shareholders. All Shares when so issued on the terms determined by the Sponsor shall be fully paid and non-assessable. The Sponsor may hold as treasury Shares, reissue for such consideration and on such terms as it may determine, or cancel, at its discretion from time to time, any Shares reacquired by the Trust. Unless otherwise determined by the Sponsor, treasury Shares shall not be deemed cancelled.

(b)        Every Shareholder, by virtue of having purchased or otherwise acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement.

Section 3.02     Procedures for Creation and Issuance of Creation Baskets.

(a)         General. The procedures specified in the Authorized Participant Agreement will govern the Trust with respect to the creation and issuance of Creation Baskets. Subject to the limitations upon and requirements for the issuance of Creation Baskets stated herein, the number of Creation Baskets that may be issued by the Trust is unlimited.

(b)         Deposit with the Depository. Upon issuing a Creation Basket pursuant to a purchase order to subscribe for and agree to purchase one or more Creation Baskets (such request by an Authorized Participant, a “Purchase Order”), the Sponsor will cause the Trust to deposit the Creation Basket with the Depository in accordance with the Depository’s customary procedures, for credit to the account of the Authorized Participant that submitted the Purchase Order.

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(c)          Rejection. The Sponsor shall have the absolute right, but shall have no obligation, acting through itself or the Administrator or other delegatee, to reject any Purchase Order or Creation Basket Capital Contribution: (i) determined by the Sponsor not to be in proper form; (ii) believed by the Sponsor to have adverse tax consequences to the Trust or the Shareholders; (iii) if circumstances outside the control of the Sponsor make it, for all practical purposes, not feasible to process creations of Creation Baskets; (iv) if the Sponsor believes that it or the Trust would be in violation of any securities or commodities rules or regulations regarding position limits or otherwise by accepting such Purchase Order; or (v) for any additional reasons as set forth in the Prospectus. None of the Sponsor, the Administrator or any other Sponsor delegatee shall be liable to any Person by reason of the rejection of any Purchase Order or Creation Basket Capital Contribution.

(d)          Transaction Fee. A non-refundable transaction fee will be payable by an Authorized Participant to the Trust with respect to each Purchase Order pursuant to this Section and each Redemption Order of such Authorized Participant pursuant to Section 9.01 (each a “Transaction Fee”). The Transaction Fee charged in connection with each such creation and redemption shall be as set forth in the Prospectus. The Transaction Fee may subsequently be waived, modified, reduced, increased or otherwise changed by the Sponsor. The Sponsor shall notify the Depository of any agreement to change the Transaction Fee and shall not implement any increase until thirty (30) days after the date of that notice.

(e)          Global Certificate Only. Certificates for Creation Baskets will not be issued, other than the Global Security issued to the Depository. So long as the Depository Agreement is in effect, Creation Baskets will be issued and redeemed and Shares will be transferable solely through the book-entry systems of the Depository and the DTC Participants and their Indirect Participants as more fully described in Section 3.03. The Depository may determine to discontinue providing its service with respect to Creation Baskets and Shares by giving notice to the Sponsor pursuant to and in conformity with the provisions of the Depository Agreement and discharging its responsibilities with respect thereto under applicable law. Under such circumstances, the Sponsor shall take action either to find a replacement for the Depository to perform its functions on terms acceptable to the Sponsor or, if such a replacement is unavailable, to terminate the Trust.

Section 3.03     Book-Entry-Only System; Global Security.

(a)          Global Security. The Trust and the Sponsor will enter into the Depository Agreement pursuant to which the Depository will act as securities depository for Shares. Shares will be represented by the Global Security (which may consist of one or more certificates as required by the Depository), which will be registered, as the Depository shall direct, in the name of Cede & Co., as nominee for the Depository and deposited with, or on behalf of, the Depository. No other certificates evidencing Shares will be issued. The Global Security shall be in the form attached hereto as Exhibit A and shall represent such Shares as shall be specified therein, and may provide that it shall represent the aggregate amount of outstanding Shares from time to time endorsed thereon and that the aggregate amount of outstanding Shares represented thereby may from time to time be increased or decreased to reflect creations or redemptions of Baskets. Any endorsement of a Global Security to reflect the amount, or any increase or decrease in the amount, of outstanding Shares represented thereby shall be made in such manner and upon instructions given by the Sponsor on behalf of the Trust as specified in the Depository Agreement.

(b)          Legend. Any Global Security issued to the Depository or its nominee shall bear a legend substantially to the following effect: “Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Trust or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

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(c)          The Depository. The Depository has advised the Trust and the Sponsor as follows: The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants (each a “DTC Participant”) and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (each an “Indirect Participant”).

(d)          Beneficial Owners. As provided in the Depository Agreement, upon the settlement date of any creation, transfer or redemption of Shares, the Depository credits or debits on its book-entry registration and transfer system, the amount of Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants.  The Sponsor and the Authorized Participants designate the accounts to be credited and charged in the case of a creation or redemption of Baskets. Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in Shares (each a “Beneficial Owner”) is shown on, and the transfer of ownership is effected only through, records maintained by the Depository (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to Beneficial Owners that are not DTC Participants or Indirect Participants). Beneficial Owners are expected to receive from or through the broker or bank maintaining the account through which the Beneficial Owner has purchased its Shares a written confirmation relating to such purchase.

(e)          Reliance on Procedures. So long as Cede & Co., as nominee of the Depository, is the registered owner of Shares, references herein to the registered or record owners of Shares shall mean Cede & Co. and shall not mean the Beneficial Owners. Beneficial Owners will not be entitled to have Shares registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the record or registered holder of Shares under this Trust Agreement. Accordingly, to exercise any rights of a holder of Shares under the Agreement, a Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a DTC Participant, on the procedures of each DTC Participant or Indirect Participant through which such Beneficial Owner holds its interests. The Trust and the Sponsor understand that under existing industry practice, if the Trust requests any action of a Beneficial Owner, or a Beneficial Owner desires to take any action that the Depository, as the record owner of all outstanding Shares, is entitled to take, in the case of a Trust request, the Depository will notify the DTC Participants regarding such request, such DTC Participants will in turn notify each Indirect Participant holding Shares through it, with each successive Indirect Participant continuing to notify each person holding Shares through it until the request has reached the Beneficial Owner, and in the case of a request or authorization to act being sought or given by a Beneficial Owner, such request or authorization is given by the Beneficial Owner and relayed back to the Trust through each Indirect Participant and DTC Participant through which the Beneficial Owner’s interest in the Shares is held.

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(f)           Communication between the Trust and the Beneficial Owners. As described above, the Trust will recognize the Depository or its nominee as the owner of all Shares for all purposes except as expressly set forth in this Trust Agreement. Conveyance of all notices, statements and other communications to Beneficial Owners will be effected as follows. Pursuant to the Depository Agreement, the Depository is required to make available to the Trust upon request and for a fee to be charged to the Trust a listing of the Share holdings of each DTC Participant. The Trust shall inquire of each such DTC Participant as to the number of Beneficial Owners holding Shares, directly or indirectly, through such DTC Participant. The Trust shall provide each such DTC Participant with sufficient copies of such notice, statement or other communication, in such form, number and at such place as such DTC Participant may reasonably request, in order that such notice, statement or communication may be transmitted by such DTC Participant, directly or indirectly, to such Beneficial Owners. In addition, the Trust shall pay to each such DTC Participant an amount as reimbursement for the expenses attendant to such transmittal, all subject to applicable statutory and regulatory requirements.

(g)          Distributions. Distributions on Shares pursuant to Section 3.06 shall be made to the Depository or its nominee, Cede & Co., as the registered owner of all Shares. The Trust and the Sponsor expect that the Depository or its nominee, upon receipt of any payment of distributions in respect of Shares, shall credit immediately the DTC Participant’s account with payments in amounts proportionate to its respective beneficial interests in Shares as shown on the records of the Depository or its nominee. The Trust and the Sponsor also expect that payments by DTC Participants to Indirect Participants and Beneficial Owners held through such DTC Participants and Indirect Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of such DTC Participants and Indirect Participants. None of the Trust, the Trustee or the Sponsor will have any responsibility or liability for any aspects of the records relating to or notices to Beneficial Owners, or payments made on account of beneficial ownership interests in Shares, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and the DTC Participants or the relationship between such DTC Participants and the Indirect Participants and Beneficial Owners owning through such DTC Participants or Indirect Participants or between or among the Depository, any Beneficial Owner and any person by or through which such Beneficial Owner is considered to own Shares.

(h)          Limitation of Liability. The Global Security to be issued hereunder is executed and delivered solely on behalf of the Trust by the Sponsor, as Sponsor, in the exercise of the powers and authority conferred and vested in it by this Trust Agreement. The representations, undertakings and agreements made on the part of the Trust in the Global Security are made and intended not as personal representations, undertakings and agreements by the Sponsor or the Trustee, but are made and intended for the purpose of binding only the Trust. Nothing in the Global Security shall be construed as creating any liability on the Sponsor or the Trustee, individually or personally, to fulfill any representation, undertaking or agreement other than as expressly provided in this Trust Agreement.

(i)           Successor Depository. If a successor Depository shall be employed hereunder, the Trust and the Sponsor shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 3.03.

Section 3.04     Assets. All consideration received by the Trust for the issue or sale of Shares together with all of the Trust Estate in which such consideration is invested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, shall belong to the Trust for all purposes, subject only to the rights of creditors of the Trust and except as may otherwise be required by applicable tax laws, and shall be so recorded upon the books of account of the Trust.

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Section 3.05     Liabilities. The Trust Estate shall be charged with the liabilities of the Trust and all expenses, costs, charges and reserves attributable to the Trust. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items shall be treated as capital, and each such determination and allocation shall be conclusive and binding upon the Shareholders.

Section 3.06     Distributions.

(a)          Distributions on Shares may be paid, with such frequency as the Sponsor may determine, to the Shareholders from such of the income and capital gains, accrued or realized, from the Trust Estate, after providing for actual and accrued liabilities. Except to the extent the Sponsor otherwise determines, all distributions on Shares thereof shall be distributed to the Shareholders according to their Percentage Interests at the date and time of record established for the payment of such distribution and in accordance with Section 3.03(g). Such distributions may be made in cash or Shares as determined by the Sponsor or pursuant to any program that the Sponsor may have in effect at the time for the election by each Shareholder of the mode of the making of such distribution to that Shareholder.  Nothing in this Section 3.05 shall obligate the Sponsor to cause the Trust to make any distributions.

(b)          Notwithstanding any other provisions of this Trust Agreement, no distribution including, without limitation, any distribution paid upon termination of the Trust, or any redemption or repurchase of, the Shares shall be affected by the Trust other than from the assets held by the Trust.

ARTICLE IV. THE SPONSOR

Section 4.01     Management of the Trust. Pursuant to Sections 3806(a) and 3806(b)(7) of the Delaware Trust Statute, the business and affairs of the Trust shall be managed by the Sponsor in lieu of the Trustee with such powers of delegation as may be permitted by law.  The Sponsor shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the U.S., in the District of Columbia, in any and all commonwealths, territories, dependencies, colonies or possessions of the U.S., and in any foreign jurisdiction and to do all such other things and execute all such instruments as it deems necessary, proper or desirable to promote the interests of the Trust. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power. The powers of the Sponsor may be exercised without order of or resort to any court.

Section 4.02     Authority of the Sponsor. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Trust Agreement, the Sponsor shall have and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Trust, which shall include, without limitation, the following:

(a)          to enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares and the conduct of Trust activities;

(b)          to establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Trust with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s business and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor;

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(c)         to deposit, withdraw, pay, retain and distribute the Trust Estate or any portion thereof in any manner consistent with the provisions of this Trust Agreement;

(d)         to supervise the preparation and filing of the Registration Statement, the Prospectus and any supplements and amendments thereto;

(e)         to pay or authorize the payment of distributions to the Shareholders and expenses of the Trust;

(f)          to make any elections on behalf of the Trust under the Code or any other applicable U.S. federal or state tax law as the Sponsor shall determine to be in the best interests of the Trust;

(g)         in the sole discretion of the Sponsor, to admit an Affiliate or Affiliates of the Sponsor as additional Sponsors;

(h)         to make any necessary determination or decision in connection with the preparation of the Trust’s financial statements and amendments thereto, the Registration Statement and the Prospectus;

(i)          to prepare, file and distribute, if applicable, any periodic reports or updates that may be required under the Securities Exchange Act of 1934, the Commodity Exchange Act, or the rules and regulations thereunder;

(j)          to execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;

(k)         to appoint and remove independent public accountants to audit the accounts of the Trust;

(l)          to employ attorneys to represent the Trust;

(m)        to adopt, implement or amend, from time to time, such disclosure and financial reporting information gathering and control policies and procedures as are necessary or desirable to ensure compliance with applicable disclosure and financial reporting obligations under any applicable securities laws;

(n)         to enter into an Authorized Participant Agreement on behalf of the Trust and discharge the duties and responsibilities of the Trust thereunder;

(o)         to receive directly, or indirectly through the Administrator or another Person, Purchase Orders and process or cause the Administrator to process properly submitted Purchase Orders;

(p)         in connection with Purchase Orders, to receive directly, or indirectly through another Person, on behalf of the Trust, Creation Share Capital Contributions from Authorized Participants and thereupon issue or cause to be issued to a purchasing Authorized Participant through the Depository the Shares to be purchased in connection with the Purchase Order;

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(q)         to receive directly, or indirectly through the Administrator or another Person, Redemption Orders from Authorized Participants and process or cause the Administrator to process properly submitted Redemption Orders;

(r)          to receive directly, or indirectly through the Administrator or another Person, the Shares subject to a Redemption Order from a redeeming Authorized Participant through the Depository, and thereupon cancel or cause to be cancelled the Shares so redeemed in connection with such Redemption Order;

(s)         to cause the Trust to enter into one or more asset custodial agreements and collateral maintenance or management agreements on terms and conditions acceptable to the Sponsor;

(t)          to cause the Trust to purchase and pay for entirely out of Trust property such insurance as the Sponsor may deem necessary or appropriate for the conduct of the business, including, without limitation, insurance policies insuring the assets of the Trust and payment of distributions and principal on its portfolio investments, and insurance policies insuring the Shareholders, Trustee (both in its individual capacity and in its capacity as Trustee), Sponsor, officers, employees, agents, consultants, investment advisers, managers, administrators, distributors, principal underwriters, or independent contractors, or any thereof (or any person connected therewith), of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person in any such capacity, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

(u)         to authorize the Trust to enter into one or more administration, transfer agency and accounting agreements and agreements for such other services necessary or appropriate to carry out the business and affairs of the Trust with any party or parties on terms and conditions acceptable to the Sponsor, including but not limited to agreements with legal counsel and an independent registered public accounting firm;

(v)         to interact with the Depository as required;

(w)        to enter into and perform, or cause the performance of, the Sponsor Agreement on terms and conditions acceptable to the Sponsor;

(x)         to prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests (the Sponsor shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, and second, out of the Trust’s assets);

(y)         to delegate those of its duties hereunder as it shall determine from time to time to one or more officers of the Trust, the Administrator or other Persons; and

(z)         in general, to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

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The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

Section 4.03     Expenses of the Trust.

(a)          Unless otherwise assumed by the Sponsor, the Sponsor is authorized to pay or cause to be paid out of the Trust Estate any fees and expenses of the Trust that are extraordinary or non-recurring in nature, including (without limitation) legal claims and liabilities, litigation costs or indemnification or other unanticipated expenses.

(b)          Subject to subsection (c) below, the Sponsor shall be responsible for all organizational and offering expenses of the Trust, and for the routine operational, administrative and other ordinary expenses of the Trust, including (without limitation) fees for the Trustee’s ordinary services and reimbursement of its out-of-pocket expenses as provided herein, the fees and expenses reimbursable to the Administrator and other service providers of the Trust, listing fees of the Exchange, registration fees charged by the SEC and other regulatory and self-regulatory organizations, printing and mailing costs, audit fees and expenses and legal fees and expenses.

(c)          At the option of the Sponsor, expenses incurred in connection with organizing the Trust and the initial offering of the Shares will be paid by the Sponsor, subject to reimbursement by the Trust. Expenses incurred in connection with the continuous offering of Shares after the commencement of the Trust’s trading operations also will be paid by the Sponsor, subject to reimbursement by the Trust.

Section 4.04     Liability of Covered Persons. A Covered Person shall have no liability to the Trust or to any Shareholder, Beneficial Owner, Authorized Participant or to any other Covered Person for any loss suffered by the Trust that arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust and such course of conduct did not constitute gross negligence or willful misconduct of such Covered Person. Subject to the foregoing, no Covered Person shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Shareholder, Beneficial Owner, Authorized Participant or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Trust Agreement shall be made solely from the assets of the Trust without any rights of contribution from any Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any delegatee selected by the Sponsor pursuant to Section 4.07; provided, however, that in the case of the Sponsor the foregoing shall only apply if the Sponsor made such selection with reasonable care.

Section 4.05     Elimination and Limitation of Duties and Liabilities of the Sponsor.

(a)          The parties hereto expressly agree to eliminate, to the fullest extent permitted under Delaware law, any and all duties at law or in equity (including fiduciary duties) that may be applicable to the Sponsor in the Sponsor’s management of the Trust and performance under this Trust Agreement other than any duties expressly imposed by the provisions of this Trust Agreement. To the fullest extent permitted by law and pursuant to Section 3806(e) of the Delaware Trust Statute, the Sponsor and its Affiliates shall have no liabilities, at law or in equity, for breaches of duties (including fiduciary duties) to the Trust, the Shareholders, the Beneficial Owners, the Authorized Participants or any other Person under this Trust Agreement or otherwise in its management of the Trust. To the fullest extent permitted by Section 3806(e) of the Delaware Trust Statute, the Sponsor acting under this Agreement shall not be liable, at law or in equity, for breaches of this Trust Agreement to the Trust, the Shareholders, the Beneficial Owners, the Authorized Participants or any other Person for its management of the Trust and its performance under this Trust Agreement, provided that such management and performance is within the standard of care set forth herein. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor and its Affiliates otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor.

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(b)          Unless otherwise expressly provided herein:

(i)         whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust or any Shareholder or any other Person, on the other hand; or

(ii)        whenever this Trust Agreement or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder, Beneficial Owner, Authorized Participant or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c)          Notwithstanding any other provision of this Trust Agreement or of applicable law, whenever in this Trust Agreement the Sponsor is permitted or required to make a decision

(i)          in its “discretion” or under a grant of similar authority, the Sponsor shall be entitled to consider such interests and factors as it desires, including its own interests, and, to the fullest extent permitted by applicable law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, any Shareholder, any Beneficial Owner, any Authorized Participant or any other Person; or

(ii)         in its “good faith” or under another express standard, the Sponsor shall act under such express standard and shall not be subject to any other or different standard.

(d)          The Sponsor and any of its Affiliates may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Shareholders, the Beneficial Owners or the Authorized Participants for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholder, Beneficial Owner or Authorized Participant shall have any rights or obligations by virtue of this Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Shareholders, the Beneficial Owners, the Authorized Participants or any of their respective Affiliates.

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Section 4.06     Obligations of the Sponsor.

(a)          The Sponsor does not assume any obligation and it shall not be subject to any liability under this Trust Agreement to any Shareholder, Beneficial Owner or Authorized Participant (including liability with respect to the worth of the Trust Estate), except that it agrees to perform its obligations specifically set forth in this Trust Agreement without gross negligence or bad faith.

(b)          The Sponsor shall not be under any obligation to prosecute any action, suit or other proceeding in respect of any portion of the Trust Estate or in respect of the Shares on behalf of a Shareholder, Beneficial Owner, Authorized Participant or other Person.

(c)          The Sponsor shall not be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Authorized Participant, any Shareholder or any other Person believed by it in good faith to be competent to give such advice or information.

(d)          The Sponsor shall not be liable for any acts or omissions made by a successor Sponsor, whether in connection with a previous act or omission of the Sponsor or in connection with any matter arising wholly after the resignation of the Sponsor; provided that in connection with the issue out of which such potential liability arises the Sponsor performed its obligations without negligence or bad faith while it acted as Sponsor.

(e)          The Sponsor shall have no obligation to comply with any direction or instruction from any Shareholder, Beneficial Owner or Authorized Participant regarding Shares except to the extent specifically provided in this Trust Agreement.

Section 4.07     Delegation of Obligations of the Sponsor. The Sponsor may at any time delegate all or a portion of its duties and obligations under this Trust Agreement to another entity, including the Administrator, without the consent of the Trustee, any Shareholder and any Beneficial Owner. The Sponsor may terminate the delegation to such other entity at any time and is not required to appoint a replacement therefor.

Section 4.08     Compensation to the Sponsor. The Sponsor shall be entitled to compensation for its services as Sponsor of the Trust and allowances for certain Trust administrative expenses as set forth in the Sponsor Agreement.

Section 4.09     Other Business of Shareholders. Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, member, manager, employee or other person holding a legal or beneficial interest in an entity which is a Shareholder, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the business of the Trust, shall not be deemed wrongful or improper.

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Section 4.10Indemnification of the Sponsor.

(a)          The Trust shall indemnify and hold harmless to the fullest extent permitted by law the Sponsor and its Affiliates, successors, assigns, legal representatives, officers, directors, employees, agents and servants (each a “Sponsor Indemnified Party”) against all claims, losses, liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments or settlements, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Sponsor Indemnified Party, in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Sponsor Indemnified Party may be or may have been involved as a party or otherwise or with which such Sponsor Indemnified Party may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Sponsor Indemnified Party or by reason of his or her being or having been such a Sponsor Indemnified Party except with respect to any matter as to which such Sponsor Indemnified Party shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Sponsor Indemnified Party’s action was in the best interests of the Trust and except that no Sponsor Indemnified Party shall be indemnified against any liability to the Trust or its Shareholders by reason of willful misconduct or gross negligence of such Sponsor Indemnified Party, and provided further that any such indemnification will only be recoverable from the Trust Estate. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the Sponsor Indemnified Party, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor Indemnified Party, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the Code by or against the Sponsor Indemnified Party.

(b)          Notwithstanding the provisions of Section 4.10(a), a Sponsor Indemnified Party and any Person acting as broker-dealer for the Trust shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c)          The Trust shall not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is herein prohibited.

(d)          The term “Sponsor Indemnified Party” as used only in this Section 4.10 shall include, in addition to the Sponsor, any other Sponsor Indemnified Party performing services on behalf of the Trust and acting within the scope of the Sponsor’s authority as set forth in this Trust Agreement.

(e)          In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Shareholder’s (or assignee’s) obligations or liabilities unrelated to Trust business, such Shareholder (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Trust for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

(f)          Expenses, including counsel fees, so incurred by any such Sponsor Indemnified Party (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties) shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Sponsor Indemnified Party to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Section 4.10.

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ARTICLE V. TRANSFERS OF SHARES

Section 5.01     General Prohibition. A Shareholder may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber any or all of its Shares or any part of its right, title and interest in the capital or profits in the Trust except as permitted in this Article V and any act in violation of this Article V shall not be binding upon or recognized by the Trust (regardless of whether the Sponsor shall have knowledge thereof), unless approved in writing by the Sponsor.

Section 5.02     Transfer of Shares. Beneficial Owners that are not DTC Participants may transfer Shares by instructing the DTC Participant or Indirect Participant through which the Beneficial Owners hold their Shares to transfer the Shares. Beneficial Owners that are DTC Participants may transfer the Shares by instructing the Depository in accordance with the rules of the Depository and standard securities industry practice.

ARTICLE VI. TAX DISTRIBUTIONS

Section 6.01     Liability for State and Local and Other Taxes. In the event that the Trust shall be separately subject to taxation by any state or local or by any foreign taxing authority, the Trust shall be obligated to pay such taxes to such jurisdiction. In the event that the Trust shall be required to make payments to any Federal, state or local or any foreign taxing authority in respect of any Shareholder’s allocable share of income, the amount of such taxes shall be considered a loan by the Trust to such Shareholder, and such Shareholder shall be liable for, and shall pay to the Trust, any taxes so required to be withheld and paid over by the Trust within ten (10) days after the Sponsor’s request therefore. Such Shareholder shall also be liable for (and the Sponsor shall be entitled to redeem additional Shares of the foreign Shareholder as necessary to satisfy) interest on the amount of taxes paid over by the Trust to the IRS or other taxing authority, from the date of the Sponsor’s request for payment to the date of payment or the redemption, as the case may be, at the rate of two percent (2%) over the prime rate charged from time to time by Citibank, N.A. The amount, if any, payable by the Trust to the Shareholder in respect of its Shares so redeemed, or in respect of any other actual distribution by the Trust to such Shareholder, shall be reduced by any obligations owed to the Trust by the Shareholder, including, without limitation, the amount of any taxes required to be paid over by the Trust to the IRS or other taxing authority and interest thereon as aforesaid. Amounts, if any, deducted by the Trust from any actual distribution or redemption payment to such Shareholder shall be treated as an actual distribution to such Shareholder for all purposes of this Trust Agreement.

ARTICLE VII. SHAREHOLDERS

Section 7.01    No Management or Control; Limited Liability; Exercise of Rights through DTC. The Shareholders shall not participate in the management or control of the Trust’s business nor shall they transact any business for the Trust or have the power to sign for or bind the Trust, said power being vested solely and exclusively in the Sponsor. Except as provided in Section 7.03, no Shareholder shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Trust in excess of its Capital Contribution plus its share of any Trust Estate in which such Shareholder owns a Share and the Trust’s remaining profits, if any. Except as provided in Section 7.03, each Share owned by a Shareholder shall be fully paid and no assessment shall be made against any Shareholder. No salary shall be paid to any Shareholder in its capacity as a Shareholder, nor shall any Shareholder have a drawing account or earn interest on its contribution. By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Beneficial Owner shall be deemed to be a Shareholder and beneficiary of the Trust and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Beneficial Owner, subject to the terms and conditions of this Trust Agreement. The rights of Beneficial Owners under this Trust Agreement must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of the Depository, as provided in Section 3.03.

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Section 7.02     Rights and Duties. The Shareholders shall have the following rights, powers, privileges, duties and liabilities:

(a)         The Shareholders shall have the right to obtain from the Sponsor information regarding all things affecting the Trust, provided that such is for a purpose reasonably related to the Shareholders’ interest as a beneficial owner of the Trust.

(b)         The Shareholders shall receive the share of the distributions provided for in this Trust Agreement in the manner and at the times provided for in this Trust Agreement.

(c)         Except for the Shareholders’ redemption rights set forth in Article IX hereof, Shareholders shall have the right to demand the return of their capital account only upon the dissolution and winding up of the Trust and only to the extent of funds available therefor. In no event shall a Shareholder be entitled to demand or receive property other than cash. No Shareholder shall have priority over any other Shareholder either as to the return of capital or as to profits, losses or distributions. No Shareholder shall have the right to bring an action for partition against the Trust.

(d)         Except as required under applicable U.S. federal law or under the rules or regulations of an Exchange, the Shareholders shall have no voting rights hereunder (including with respect to mergers, consolidations or conversions of the Trust or transfers to or domestication in any jurisdiction by the Trust or any other matters that under the Delaware Trust Statute default voting rights are provided to holders of beneficial interests). The Shareholders shall have the right to vote on other matters only as the Sponsor may consider desirable and so authorize in its sole discretion. To the extent that U.S. federal or Delaware law is amended, modified or interpreted by rule, regulation, order, or no-action letter to (on a mandatory basis) expand, eliminate or limit Shareholders’ right to vote on any specific matter, the Shareholders’ right to vote shall be deemed to be amended, modified or interpreted in accordance therewith without further approval by the Sponsor or the Shareholders.

(e)         No action may be brought by a Shareholder on behalf of the Trust unless Shareholders owning no less than a majority of the then outstanding Shares join in the bringing of such action.

Except as set forth above, the Shareholders shall have no voting or other rights with respect to the Trust.

Section 7.03     Limitation on Liability.

(a)         Except as provided in Section 4.10(e) and Section 6.01, and as otherwise provided under Delaware law, the Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Shareholder shall be liable for claims against, or debts of the Trust in excess of his Capital Contribution and his share of the applicable Trust Estate and undistributed profits. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption unless, under Delaware law, such Shareholder is liable to repay such amount.

(b)         The Trust shall indemnify to the full extent permitted by law and the other provisions of this Trust Agreement, and to the extent of the applicable Trust Estate, each Shareholder against any claims of liability asserted against such Shareholder solely because it is a beneficial owner of one or more Shares as a Shareholder (other than for taxes for which such Shareholder is liable under Section 6.01).

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(c)          Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Sponsor shall give notice to the effect that the same was executed or made by or on behalf of the Trust and that the obligations of such instrument are not binding upon the Shareholders individually but are binding only upon the assets and property of the Trust, and no resort shall be had to the Shareholders’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Trust Agreement and may contain any further recital which the Sponsor deems appropriate, but the omission thereof shall not operate to bind the Shareholders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking. Nothing contained in this Section 7.03 shall diminish the limitation on the liability of the Trust to the extent set forth elsewhere herein, including Section 3.05.

Section 7.04     Voting Power and Meetings.

(a)          Meetings of the Shareholders may be called by the Sponsor for such purposes as may be prescribed by law or this Trust Agreement. Except as required by law or as provided for herein, there shall be no annual or regular Shareholders’ meetings.

(b)          On each matter, if any, submitted to a vote of Shareholders, all Shares shall be voted as a single class. As determined by the Sponsor, in its sole discretion, without the vote or consent of Shareholders, on any matter submitted to a vote of Shareholders either (i) each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote or (ii) each dollar of value (number of Shares owned times Net Asset Value per Share) shall be entitled to one vote on any matter on which such Shares are entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. The Sponsor hereby establishes that each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. Shares may be voted in person or by proxy or in any manner determined by the Sponsor.

(c)          A meeting of Shareholders shall be held at any place designated by the Sponsor.

Section 7.05     Notice of Shareholders’ Meeting.

(a)          All notices of meetings of Shareholders shall be sent or otherwise given to each Shareholder of record not less than seven (7) nor more than one hundred and twenty (120) days before the date of the meeting in the manner determined by the Sponsor. The notice shall specify: (i) the place, date and hour of the meeting; and (ii) the general nature of the business to be transacted.

(b)          Any Shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time by the Sponsor or by the vote of a majority of the Shares represented at that meeting, either in person or by proxy. When any meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting at which the adjournment is taken, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than sixty (60) days from the date set for the original meeting, in which case the Sponsor shall set a new record date. Notice of any such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting.

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Section 7.06     Voting Procedure. The Trust shall be authorized to solicit, and a Shareholder shall be entitled to submit a proxy ballot containing the voting instructions of such Shareholder, in person, or by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media; provided, however, that the Sponsor may limit or delineate the types of media and methods by which a Shareholder may submit voting instructions. On any matter any Shareholder may vote part of the Shares in favor of the proposal and refrain from voting the remaining Shares or vote them against the proposal, but if the Shareholder fails to specify the number of Shares that the Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to the total Shares that the Shareholder is entitled to vote on such proposal.

Section 7.07      Quorum and Required Vote.

(a)         Except when a larger quorum is required by applicable law or by this Trust Agreement, the presence (in person or by ballot) of thirty-three and one-third percent (33 1/3%) of the Shares entitled to vote shall constitute a quorum at a Shareholders’ meeting. Any meeting of Shareholders may be adjourned consistent with the provisions of Section 7.05, whether or not a quorum is present. When a quorum is present at any meeting, a majority of the Shares represented at the meeting shall decide any questions except when a different vote is required by any provision of this Trust Agreement or by applicable law.

(b)         Any action taken by Shareholders may be taken without a meeting if Shareholders holding a majority of the Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of this Trust Agreement or U.S. federal law) consent to the action in writing or by other electronic means (such as via telephone or the internet) and such written consent or a record of such electronic consent is filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

Section 7.08     Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, the Sponsor may from time to time fix a date, which shall be not more than one-hundred and twenty (120) days before the date of any meeting of Shareholders, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting and any adjournment thereof, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of Shares on the books of the Trust after the record date. For the purpose of determining the Shareholders who are entitled to receive payment of any dividend or of any other distribution, the Sponsor may from time to time fix a date, which shall be before the date for the payment of such dividend or such other payment, as the record date for determining the Shareholders having the right to receive such dividend or distribution. Without fixing a record date the Sponsor may for voting and/or distribution purposes close the register or transfer books for all or any part of the period between a record date and a meeting of Shareholders or the payment of a distribution.

Section 7.09     Waiver of Notice by Consent of Absent Shareholders. Any Shareholder may waive notice, which waiver may be submitted by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media. The waiver of notice need not specify either the business to be transacted or the purpose of any meeting of Shareholders. Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the beginning of the meeting.

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Section 7.10     Proxies. Every person entitled to vote on any matter shall have the right to do so either in person or by one or more agents authorized by a written or electronic proxy authorized by the person and filed with the Sponsor. A proxy shall be deemed authorized if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telephonic or internet transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A validly authorized proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy by a writing delivered to the Trust stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing that proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven months from the date of the proxy unless otherwise provided in the proxy.

ARTICLE VIII. BOOKS OF ACCOUNT AND REPORTS

Section 8.01     Maintenance of Share Register. The Trust shall keep at its principal office or at the office of its transfer agent or registrar, if either be appointed and as determined by the Sponsor, a record of its Shareholders, containing the names and addresses of all Shareholders and the number of Shares held by each Shareholder.

Section 8.02     Maintenance of Other Records. The accounting books and records and minutes of proceedings of the Shareholders and the Sponsor shall be kept at such place or places designated by the Sponsor or, in the absence of such designation, at the principal office of the Trust. The minutes shall be kept in written form and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form.

ARTICLE IX. REDEMPTIONS

Section 9.01     Redemption of Redemption Baskets. The following procedures, as supplemented by the more detailed procedures specified in the Authorized Participant Agreement, will govern the Trust with respect to the redemption of Redemption Baskets.

(a)          On any Business Day, an Authorized Participant with respect to which an Authorized Participant Agreement is in full force and effect may redeem one or more Redemption Baskets standing to the credit of the Authorized Participant on the records of the Depository by delivering a request for redemption to the Administrator (such request, a “Redemption Order”) in the manner specified in the procedures specified in the Authorized Participant Agreement.

(b)          To be effective, a Redemption Order must be submitted on a Business Day by the order cut-off time identified in the applicable Authorized Participant Agreement in form satisfactory to the Sponsor (the Business Day on which the Redemption Order is so submitted, the “Redemption Order Date”). The Sponsor may reject a Redemption Order if the order is not in proper form as described in the Authorized Participant Agreement or if the fulfillment of the order, in the opinion of counsel, might be unlawful, and the Sponsor shall have no liability to any Person for rejecting a Redemption Order in such circumstances.

(c)          Subject to deduction of any tax or other governmental charges due thereon, the redemption distribution (“Redemption Distribution”) shall consist of cash in an amount equal to the product obtained by multiplying (i) the number of Redemption Baskets set forth in the relevant Redemption Order by (ii) the Net Asset Value Per Basket as of the time described in the Prospectus.

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(d)          The Redemption Distribution will be delivered to a designated account of the Authorized Participant at 12:00 p.m., New York time, on the next Business Day immediately following the Redemption Order Date (the “Redemption Settlement Time”) if, by such time, the Fund’s account at the Depository has been credited with the Redemption Baskets being tendered for redemption and the Administrator has by such time received the Transaction Fee. If the Fund’s account at the Depository has not been credited with all of the Redemption Baskets being tendered for redemption by such time, the Redemption Distribution will be delivered to the extent of whole Redemption Baskets received. Any remainder of the Redemption Distribution will be delivered on the next Business Day to the extent of remaining whole Baskets received if the Trust receives the fee applicable to the extension of the Redemption Settlement Time that the Sponsor may, from time to time, determine, and the remaining Redemption Baskets being tendered for redemption are credited to the Fund’s account at the Depository by 12:00 p.m., New York time, on such next Business Day. Any further outstanding amount of the Redemption Order shall be cancelled. The Sponsor may cause the Redemption Distribution to be delivered notwithstanding that the Redemption Baskets being tendered for redemption are not credited to the Fund’s account at the Depository by 12:00 p.m., New York time, on the next Business Day immediately following the Redemption Order Date if the Authorized Participant has collateralized its obligation to deliver the Redemption Baskets through the Depository’s book entry system on such terms as the Sponsor may from time to time determine.

(e)          The Sponsor may, in its discretion, suspend the right of redemption, or postpone the Redemption Settlement Date: (i) for any period during which the Exchange is closed other than customary weekend or holiday closings, or trading is suspended or restricted; (ii) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of the Trust’s assets is not reasonably practicable; (iii) for such other period as the Sponsor determines to be necessary for the protection of Beneficial Owners; or (iv) for any other period as specified in the applicable Authorized Participant Agreement or Prospectus. The Sponsor is not liable to any Person or in any way for any loss or damages that may result from any such suspension or postponement.

(f)           Redemption Baskets effectively redeemed pursuant to the provisions of this Section 9.01 shall be cancelled by the Trust in accordance with the Depository’s procedures.

Section 9.02     Other Redemption Procedures. The Sponsor from time to time may, but shall have no obligation to, establish procedures with respect to redemption of Shares in lot sizes smaller than the Redemption Basket and permitting the Redemption Distribution to be in a form, and delivered in a manner, other than that specified in Section 9.01.

Section 9.03     Mandatory Redemption by the Trust. Upon the provision by the Sponsor of at least fifteen (15) days written notice to a Shareholder, the Sponsor may for any reason or no reason at all, in its sole discretion, require the mandatory redemption of all or part of the Shares held by such Shareholder at the net asset value per Share calculated as of the date of redemption; provided, however, that the provision of the written notice to a Shareholder does not obligate the Fund to affect any redemption. If the Sponsor does not give at least fifteen (15) days written notice to a Shareholder, then it may only require mandatory redemption of all or any portion of the Shares held by any such Shareholder in the following circumstances: (i) the Shareholder made a misrepresentation to the Trust or the Sponsor in connection with its purchase of Shares, or (ii) the Shareholder’s ownership of Shares would result in the violation of any law or regulation applicable to the Trust or a Shareholder. Upon redemption of Shares pursuant to this Section 9.03, the Trust shall promptly cause payment of the full redemption price to be made to such Shareholder for Shares so redeemed.

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ARTICLE X. MISCELLANEOUS

Section 10.01     Termination of the Trust.

(a)            Unless terminated as provided herein, the Trust shall continue without limitation of time. The Trust may be dissolved at any time and for any reason, or no reason at all, by the Sponsor. The Sponsor shall set a date on which the Trust shall dissolve and mail notice of that dissolution to the Shareholders. The Shareholders shall have no rights to terminate or revoke the Trust.

(b)            On or after dissolution of the Trust, after paying or making reasonable provision for all charges, taxes, expenses, claims and liabilities of the Trust, whether due or accrued or anticipated as may be determined by the Sponsor and otherwise complying with Section 3808 of the Delaware Trust Statute, the Sponsor shall wind up the business and affairs of the Trust in accordance with Section 3808 of the Delaware Trust Statute. Subject to the payment or the reasonable provision of such payment by the Sponsor of the claims and obligations of the Trust, as required by Section 3808 of the Delaware Trust Statute, the Shareholders of the Trust, will, upon (i) surrender of their Shares, (ii) payment of any Transaction Fee and (iii) payment of any applicable taxes or other governmental charges, be entitled to delivery, to them or upon their order, of the amount of applicable Trust Estate represented by those Shares as determined by the Sponsor, less any amount owing by such Shareholder. The Sponsor shall not accept any delivery of Baskets after the date of dissolution. If any Shares remain outstanding after the date of dissolution of the Trust, the Sponsor thereafter shall discontinue the registration of transfers of such Shares, shall not make any distributions to Shareholders and shall not give any further notices, except that the Sponsor shall continue to collect distributions pertaining to the Trust Estate and hold the same uninvested and without liability for interest, pay pursuant to Section 3808 of the Delaware Trust Statute the Trust’s expenses as set forth in this Trust Agreement and sell Trust assets as necessary to meet those expenses and shall continue to deliver the Trust Estate, together with any distributions received with respect thereto and the net proceeds of the sale of any other property, in exchange for Shares surrendered to the Sponsor (after deducting or upon payment of, in each case, the Transaction Fee for the surrender of Shares, any expenses for the account of the Shareholder of such Shares in accordance with the terms and conditions of this Trust Agreement and any applicable taxes or other governmental charges) or otherwise under such other procedures the Sponsor deems, in its discretion, to be appropriate. At any time after the expiration of ninety (90) days following the date of dissolution of the Trust, the Sponsor may sell, or cause the sale of, the Trust Estate and may thereafter, after complying with Section 3808 of the Delaware Trust Statute, cause to be held uninvested the net proceeds of any such sale and without liability for interest, for the pro rata benefit of the Shareholders of the Shares that have not theretofore been surrendered.

(c)            Upon the completion of the winding up of the Trust in accordance with the Delaware Trust Statute and this Trust Agreement, the Sponsor shall cause the Trustee to file a certificate of cancellation with the Secretary of State of the State of Delaware (at the expense of the Sponsor) in accordance with the provisions of Section 3810 of the Delaware Trust Statute and thereupon, the Trust and this Trust Agreement (other than Section 2.04), shall terminate. The provisions of Section 2.04 shall survive the termination of the Trust. After making such filing, the Trustee and the Sponsor shall be discharged from all obligations under this Trust Agreement, except to account for such net proceeds and other cash (after deducting, in each case, any fees, expenses, taxes or other governmental charges payable by the Trust, the Transaction Fees for the surrender of Shares and any expenses for the account of the Shareholder of such Shares in accordance with the terms and conditions of this Trust Agreement and any applicable taxes or other governmental charges).

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Section 10.02     Merger and Consolidation.

(a)            The Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Shares of the Trust to be exchanged for shares in another trust or company under or pursuant to any state or U.S. federal statute to the extent permitted by law. For the avoidance of doubt, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under this Section without any vote or other action of the Shareholders.

(b)            In accordance with Section 3815(f) of the Delaware Trust Statute, an agreement of merger or consolidation may affect any amendment to this Trust Agreement or effect the adoption of a new trust agreement of the Trust if the Trust is the surviving or resulting business trust following a merger or consolidation.

Section 10.03     Filing of Copies. The original or a copy of this Trust Agreement and of each restatement and/or amendment hereto shall be kept at the office of the Trust where it may be inspected by any Shareholder. Anyone dealing with the Trust may rely on a certificate by the Sponsor as to whether or not any such restatements and/or amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by the Sponsor to be a copy of this instrument or of any such restatements and/or amendments.

Section 10.04     Governing Law. This Trust Agreement is created under and is to be governed by and construed and administered according to the laws of the State of Delaware and the Delaware Trust Statute. The Sponsor may construe any of the provisions of this Trust Agreement insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any such construction hereof by the Sponsor in good faith shall be conclusive as to the meaning to be given to such provisions. In construing this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor.

Section 10.05     Provisions In Conflict With Law or Regulations.

(a)            The provisions of this Trust Agreement are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute or other applicable U.S. federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Trust Agreement, even without any amendment of this Trust Agreement pursuant hereto; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Trust Agreement or render invalid or improper any action taken or omitted prior to such determination. Neither the Sponsor nor the Trustee shall be liable for making or failing to make such a determination.

(b)            If any provision of this Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Trust Agreement in any jurisdiction.

Section 10.06     Contracts and Instruments; How Executed. The Sponsor may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Trust and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Sponsor or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Trust by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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Section 10.07     Fiscal Year. The fiscal year of the Trust shall be fixed and refixed or changed from time to time by resolution of the Sponsor. The initial fiscal year of the Trust shall be from January 1 to December 31.

Section 10.08     Counterparts. This Trust Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding upon all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

Section 10.09     Construction.

(a)            In this Trust Agreement or in any such amendment, references to this Trust Agreement, and all expressions such as “herein,” “hereof” and “hereunder,” shall be deemed to refer to this Trust Agreement as a whole and as amended or affected by any such amendment.

(b)            Headings are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather than the headings, shall control.

(c)            Whenever the singular number is used herein, the same shall include the plural; and the neuter, masculine and feminine genders shall include each other, as applicable.

Section 10.10     Notices. All notices or communications under this Trust Agreement (other than requests for redemption of Shares, notices of assignment, transfer, pledge or encumbrance of Shares, and reports and notices by the Sponsor to the Shareholders) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by facsimile or by overnight courier; and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be. Requests for redemption, notices of assignment, transfer, pledge or encumbrance of Shares shall be effective upon timely receipt by the Sponsor in writing.

Section 10.11     Binding Nature of Trust Agreement. The terms and provisions of this Trust Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Trust and the Sponsor may rely upon the Trust records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Trust and the Sponsor, in determining such rights, shall rely on such records and that Shareholders and assignees shall be bound by such determination.

Section 10.12     No Legal Title to the Trust Estate. Subject to the provisions of Section 1.08 in the case of the Sponsor, the Shareholders shall not have legal title to any part of the Trust Estate.

Section 10.13     Creditors. No creditors of any Shareholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.

Section 10.14     Integration. This Trust Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 10.15     Goodwill; Use of Name. No value shall be placed on the name or goodwill of the Trust, which shall belong exclusively to GreenHaven Coal Services, LLC.

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Section 10.16     Amendment.

(a)            The Sponsor may amend any provisions of this Trust Agreement without the consent of any Shareholder or Beneficial Owner. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges) or prejudices a substantial existing right of the Shareholders will not become effective until thirty (30) days after notice of such amendment is given, or caused to be given, by the Sponsor to the Shareholders. Every Shareholder and Beneficial Owner, at the time any such amendment becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Trust Agreement as amended thereby. In no event shall any amendment impair the right of a Shareholder to redeem Baskets and receive therefor the amount of the Trust Estate, except to comply with mandatory provisions of applicable law. Notwithstanding any other provision of this Trust Agreement, no amendment to this Trust Agreement may be made if, as a result of such amendment, it would cause the Trust to be taxable as an association taxable as a corporation for U.S. federal income tax purposes.

(b)           No amendment shall be made to this Trust Agreement without the consent of the Trustee if such amendment adversely affects any of its rights, duties or liabilities.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have duly executed this Second Amended and Restated Trust Agreement as of the day and year first above written.

CHRISTIANA TRUST, A DIVISION OF WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee

By:

Name:
Title:

GREENHAVEN COAL SERVICES, LLC,
as Sponsor

By:

Name: Cooper Anderson
Title: Chief Financial Officer

All Shareholders now and hereafter admitted as Shareholders of the Trust and reflected in the records maintained by the Depository, the DTC Participants or the Indirect Participants, as the case may be, as Shareholders from time to time, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to, the Sponsor by each of the Shareholders

By:	GREENHAVEN COAL SERVICES, LLC,
as attorney-in-fact

By:

Name: Cooper Anderson
Title: Chief Financial Officer

GreenHaven Coal Services, LLC	Execution Page
Trust Agreement	6221734

ANNEX A

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST
OF
GREENHAVEN COAL INDEX FUND

THIS CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST OF GREENHAVEN COAL INDEX FUND (the “Trust”) is being duly executed and filed by the undersigned to amend the original Certificate of Trust as filed in the Office of the Secretary of State of the State of Delaware on June 18, 2012 to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (as amended from time to time, the “Delaware Act”).

1. Original Name. The original name of the statutory trust is “GreenHaven Coal Index Fund”.

2. Change of Name. The name of the statutory trust is changed to “GreenHaven Coal Fund.”

3. Trustee Unchanged. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware remain unchanged, and are: CHRISTIANA TRUST, a division of Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, 11th floor, Wilmington, DE 19899.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811 of the Delaware Act.

CHRISTIANA TRUST, a division of Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely as trustee

By:
Name:
Title:

GreenHaven Coal Services, LLC	Annex A
Trust Agreement	6221734

EXHIBIT A

FORM OF GLOBAL CERTIFICATE

CERTIFICATE OF BENEFICIAL INTEREST

-Evidencing-

All Shares

-In-

GREENHAVEN COAL FUND

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This is to certify that CEDE & CO. is the owner and registered holder of this Certificate evidencing the ownership of all issued and outstanding shares (“Shares”), each of which represents a fractional undivided unit of beneficial interest in GreenHaven Coal Fund (the “Trust”), a Delaware statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) pursuant to a Certificate of Trust, dated as of and filed in the offices of the Secretary of State of the State of Delaware on June 18, 2012, and a Trust Agreement dated as of June 18, 2012, as amended and restated by that certain Amended and Restated Trust Agreement, dated as of August 22, 2012, and further amended and restated by that certain Second Amended and Restated Trust Agreement, dated as of January 6, 2014, by and among GreenHaven Coal Services, LLC, a Georgia limited liability company, as Sponsor, Christiana Trust, a division of Wilmington Savings Fund Society, FSB, a federally chartered savings institution, as Trustee, and the shareholders from time to time thereunder (hereinafter called the “Trust Agreement”), copies of which are available at the principal offices of the Trust.

The holder of this Certificate, by virtue of the purchase and acceptance hereof, assents to and shall be bound by the terms of the Trust Agreement, copies of which are on file and available for inspection at reasonable times during business hours at the principal office of the Trust, to which reference is made for all the terms, conditions and covenants thereof. Capitalized terms used but not defined in this Certificate shall have the meanings ascribed thereto in the Trust Agreement.

At any given time this Certificate shall represent all Shares of beneficial interest in the Trust, which shall be the total number of Shares that are outstanding at such time. The Trust Agreement provides for the deposit of cash with the Trust from time to time and the issuance by the Trust of Creation Baskets representing the undivided units of beneficial interest in the assets of the Trust. At the request of the registered holder, this Certificate may be exchanged for one or more Certificates issued to the registered holder in such denominations as the registered holder may request; provided, however, that, in the aggregate, the Certificates issued to the registered holder hereof shall represent all Shares outstanding at any given time.

GreenHaven Coal Services, LLC	A-I	Form of Global Certificate
Trust Agreement		6221734
6221734.8

Each Authorized Participant hereby grants and conveys all of its rights, title and interest in and to the Trust to the extent of the undivided interest represented hereby to the registered holder of this Certificate subject to and in pursuance of the Trust Agreement, all the terms, conditions and covenants of which are incorporated herein as if fully set forth at length.

The registered holder of this Certificate is entitled at any time upon tender of this Certificate to the Trust, endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, at its principal office in the State of New York and, upon payment of any tax or other governmental charges, to receive at the time and in the manner provided in the Trust Agreement, such holder’s ratable portion of the assets of the Trust for each Redemption Basket tendered and evidenced by this Certificate.

The Trust may deem and treat the person in whose name this Certificate is registered upon the books of the Trust as the owner hereof for all purposes and the Trust shall not be affected by any notice to the contrary.

The Trust Agreement permits, with certain exceptions as therein provided, the amendment thereof, by the Sponsor with the consent of the Beneficial Owners holding Shares (excluding Shares held by the Sponsor and its Affiliates) equal to at least a majority (over 50%) of the net asset value of the Trust or such higher percentage as may be required by applicable law, and upon receipt of an opinion of independent legal counsel to the effect that the amendment is legal, valid and binding and will not adversely affect the limitations on liability of the Beneficial Owners; provided, however, that the Sponsor may, without the approval of the Beneficial Owners, make such amendments to the Trust Agreement that: (i) are necessary to add to the representations, duties or obligations of the Sponsor or surrender any right or power granted to the Sponsor in the Trust Agreement, for the benefit of the Beneficial Owners; (ii) are necessary to cure any ambiguity, to correct or supplement any provision in the Trust Agreement which may be inconsistent with any other provision in the Trust Agreement or in the Prospectus, or to make any other provisions with respect to matters or questions arising under the Trust Agreement or the Prospectus that will not be inconsistent with the provisions of the Trust Agreement or the Prospectus; or (iii) the Sponsor deems advisable; provided, however, that no amendment shall be adopted pursuant to clause (iii) unless the adoption thereof: (A) is not adverse to the interests of the Beneficial Owners; (B) is consistent with Sponsor’s control of and power to conduct the business of the Trust; (C) with certain exceptions, does not affect the allocation of Profits and Losses among the Beneficial Owners or between the Beneficial Owners and the Sponsor; and (D) does not adversely affect the limitations on liability of the Beneficial Owners or the status of the Trust as a partnership for U.S. federal income tax purposes. Any such consent or waiver by the holder of Shares shall be conclusive and binding upon such holder of Shares and upon all future holders of Shares, and shall be binding upon any Shares, whether evidenced by a Certificate or held in uncertificated form, issued upon the registration or transfer hereof whether or not notation of such consent or waiver is made upon this Certificate and whether or not the Shares evidenced hereby are at such time in uncertificated form. The Trust Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of any holders of Shares.

GreenHaven Coal Services, LLC	A-II	Form of Global Certificate
Trust Agreement		6221734
6221734.8

The Trust Agreement, and this Certificate, is executed and delivered by GreenHaven Coal Services, LLC, as Sponsor, in the exercise of the powers and authority conferred and vested in it by the Trust Agreement. The representations, undertakings and agreements made on the part of the Trust in the Trust Agreement or this Certificate are made and intended not as personal representations, undertakings and agreements by GreenHaven Coal Services, LLC, but are made and intended for the purpose of binding only the Trust. Nothing in the Agreement or this Certificate shall be construed as creating any liability on GreenHaven Coal Services, LLC, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in the Trust Agreement or this Certificate.

This Certificate shall not become valid or binding for any purpose until properly executed by the Sponsor pursuant to the Trust Agreement.

IN WITNESS WHEREOF, GreenHaven Coal Services, LLC, as Sponsor, has duly executed this Certificate as of the day and year written below.

GREENHAVEN COAL SERVICES, LLC,
as Sponsor

By:

Name:
Title:

Date:	, 20

GreenHaven Coal Services, LLC	A-III	Form of Global Certificate
Trust Agreement		6221734
6221734.8